                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                          Advanced Radio Telecom Corp.
                                (Name of Issuer)


                                      Common Stock
                         (Title of Class of Securities)

                                    00754U101
                                 (CUSIP Number)


                                December 31, 2000
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [   ]  Rule 13d-1(b)
        [ x ]  Rule 13d-1(c)
        [   ]  Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                              Page 1 of 10 Pages

CUSIP No. 00754U101

        1.     NAMES OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                           GBU Inc.
--------------------------------------------------------------------------------
        2.     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                               (b) [  ]
--------------------------------------------------------------------------------
        3.     SEC USE ONLY

--------------------------------------------------------------------------------

        4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
--------------------------------------------------------------------------------
                                       5.      SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH                            -0-
REPORTING PERSON WITH
--------------------------------------------------------------------------------
                                       6.     SHARED VOTING POWER
                                                      -0-

--------------------------------------------------------------------------------
                                       7.     SOLE DISPOSITIVE POWER
                                                      -0-
--------------------------------------------------------------------------------
                                       8.     SHARED DISPOSITIVE POWER
                                                      -0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    -0-
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *    [   ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    -0-
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON *
                    IA
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                                                              Page 2 of 10 Pages

CUSIP No. 00754U101


        1.     NAMES OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                        GEM Capital Management, Inc.
--------------------------------------------------------------------------------
        2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                    (b) [  ]
--------------------------------------------------------------------------------
        3.     SEC USE ONLY

--------------------------------------------------------------------------------

        4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                        New  York
--------------------------------------------------------------------------------
                                       5.     SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH                        -0-
REPORTING PERSON WITH
----------------------------------------------------------------------------

                                       6.     SHARED VOTING POWER
                                                  -0-
--------------------------------------------------------------------------------
                                       7.     SOLE DISPOSITIVE POWER

                                                  -0-
--------------------------------------------------------------------------------
                                       8.     SHARED DISPOSITIVE POWER
                                                  -0-
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     -0-
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *    [        ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     -0-
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON *
                     IA
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                                                              Page 3 of 10 Pages

CUSIP No. 00754U101

        1.     NAMES OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                       Woodbury Capital Management, LLC
--------------------------------------------------------------------------------
        2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [   ]
                                                                   (b) [   ]
--------------------------------------------------------------------------------
        3.     SEC USE ONLY

--------------------------------------------------------------------------------

        4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
--------------------------------------------------------------------------------
                                       5.     SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH                          159,000
REPORTING PERSON WITH
--------------------------------------------------------------------------------
                                       6.     SHARED VOTING POWER
                                                       -0-
--------------------------------------------------------------------------------
                                       7.     SOLE DISPOSITIVE POWER

                                                    159,000
--------------------------------------------------------------------------------
                                       8.      SHARED DISPOSITIVE POWER
                                                    -0-
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    159,000
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *    [    ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    .54%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON *
                     IA
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT


                                                              Page 4 of 10 Pages

CUSIP No. 00754U101

        1.     NAMES OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                            Gerald B. Unterman
--------------------------------------------------------------------------------
        2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                   (b) [  ]
--------------------------------------------------------------------------------
        3.     SEC USE ONLY

--------------------------------------------------------------------------------
        4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                             USA
--------------------------------------------------------------------------------
                                       5.      SOLE VOTING POWER
                                               NUMBER OF SHARES
                                               BENEFICIALLY OWNED BY EACH
                                               REPORTING PERSON WITH
                                                    220,000
--------------------------------------------------------------------------------
                                       6.      SHARED VOTING POWER
                                                    -0-
--------------------------------------------------------------------------------
                                       7.     SOLE DISPOSITIVE POWER
                                                    220,000
--------------------------------------------------------------------------------
                                       8.     SHARED DISPOSITIVE POWER
                                                    -0-
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    220,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *    [   ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    .75%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT


                                                              Page 5 of 10 Pages

Item 1(a).     Name of Issuer
               Advanced Radio Telecom Corp.

Item 1(b).     Address of Issuer's Principal Executive Offices

               500 108th Avenue, N.E.
               Suite 2600
               Bellevue, Washington 98004

Item 2(a).     Names of Persons Filing

               GBU Inc.
               GEM Capital Management, Inc.
               Woodbury Capital Management, LLC
               Gerald B. Unterman

Item 2(b).     Address of Principal Business Office
               70 East 55th Street - 12th Floor
               New York, NY 10022

Item 2(c).     Citizenship

The information contained in Item 4 on the cover pages is incorporated hereby by reference

Item 2(d).     Title of Class of Securities
               Common Stock

Item 2(e).     CUSIP Number

               00754U101

Item 3. This Statement is filed pursuant to

               Rule 13d-1(c)

Item 4. Ownership as of December 31, 2001

        The information contained in Items 5-11 on the cover pages is incorporated hereby by reference.


                                                              Page 6 of 10 Pages

Item 5. Ownership of Five Percent or Less of a Class

               This Statement is being filed to report the fact that as of December 31, 2000, the Reporting Persons have ceased to be the beneficial owner of more than five percent (5%) of the Common Stock of Advanced Radio Telecom, Inc.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

               Not Applicable.

Item 7. Identification and Classification of Certain Subsidiaries

               Not Applicable

Item 8. Identification and Classification of Members of a Group

               See Exhibit A annexed hereto

Item 9. Notice of Dissolution of a Group

               Not Applicable

Item 10.       Certification

        By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and accurate.


                                                              Page 7 of 10 Pages

                                                   SIGNATURE:
                                            Date:  January 17, 2001


                                            GBU INC.


                                            By: /s/ Gerald B. Unterman
                                                --------------------------------
                                                Gerald B. Unterman
                                                President

                                            GEM CAPITAL MANAGEMENT, INC.


                                            By: /s/ Gerald B. Unterman
                                                --------------------------------
                                                Gerald B. Unterman
                                                President

                                            WOODBURY CAPITAL MANAGEMENT, LLC


                                            By:  /s/ Gerald B. Unterman
                                                --------------------------------
                                                 Gerald B. Unterman
                                                 Manager


                                            /s/ Gerald B. Unterman
                                            -----------------------------------
                                            GERALD B. UNTERMAN


                                                              Page 8 of 10 Pages